EXHIBIT 99.1



3D SYSTEMS CORPORATION




             3D SYSTEMS AUDIT COMMITTEE COMPLETES INVESTIGATION AND
                           COMPLETES PRIVATE OFFERING

VALENCIA, Calif., May 5, 2003 (BUSINESS WIRE) -- 3D Systems Corp. (Nasdaq:TDSCE) announced today that the Audit Committee has completed its internal investigation of accounting issues, primarily relating to the timing of revenue recognition.

As part of the disciplinary process associated with the Audit Committee's review, the Company's CFO was terminated. A fully independent internal audit function will be created to provide another layer of internal review of the Company's financial reporting and the management team is being reconfigured. The Company's COO and President has agreed to step down to the position of Head of Sales Americas and is no longer an officer of the Company. Other employees received informal censure and one member of the sales staff has been terminated.

Deloitte & Touche is now moving ahead with its audit of the 2002 financial statements, which was on hold pending receipt of the Audit Committee report. Following the completion of its audit and the filing of its Form 10-K, the Company will announce Q1 2003 results.

"We are coming to the end of a long and difficult process," said Brian K. Service, chief executive officer for 3D Systems. "We believe that the systems and controls being instituted as a result of the Audit Committee investigation and the reconfiguration of our management structure, which is designed to allow management greater visibility into sales transactions, will enable us to keep much tighter control of transaction reporting," he added.

The Company also announced that it has effected a private placement of up to $16.0 million of Series B Convertible Preferred Stock to accredited investors. The first closing in the amount of $11.9 million occurred today and the remainder is expected to close later this week. The preferred stock accrues dividends at 8% per share and is convertible at any time into approximately 2,666,667 shares of common stock at a price of $6.00 per common share.

The Company has obtained a waiver from the bank waiving compliance by the Company with each financial covenant in the Company's loan agreement through Sept. 30, 2003, and in return has repaid the $9.6 million term loan portion of its outstanding $20 million facility with U.S. Bancorp. Subject to the receipt by the Company by Sept. 30, 2003, of a commitment letter to refinance all the outstanding obligations under the existing loan agreement from a qualified lending institution, the waiver will be extended to the earlier of Dec. 31, 2003, or the expiration date of the commitment letter.

"We are pleased to have completed the financing which has enabled us to repay the term loan with U.S. Bancorp and will also enable us to free funds needed for general corporate purposes," continued Service. "We are gratified by the support shown by our investors and management during recent events," he concluded.

ABOUT 3D SYSTEMS

Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.


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3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R)
(stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

3D Systems is the originator of the advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM is the utilization of 3D Systems solid imaging technologies to accelerate production of smaller volumes of customized/specialized parts. A typical ADM center is expected to contain multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems' multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts. More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Note to editors: ADM and the solid imaging company are service marks; and si2 is a trademark; and ThermoJet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to: the results of the Audit Committee investigation; the impact of the findings of the Audit Committee on the financial condition of the Company and otherwise, the consequences of a late filing of the Company's Form 10-K under the rules and regulations of the SEC and Nasdaq, the outcome of the Company's appeal of Nasdaq's determination to delist the common stock from the National Market; the addition of an E to the Company trading symbol thus changing the Company symbol to "TDSCE", disruption caused by the reconfiguration of the management team, the funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; the Company's ability to successfully design and produce new products; customer acceptance of new products; the Company's ability to enter into successful relationships with new customers to fully exploit its products; the Company's ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

SOURCE: 3D Systems Corp.

3D Systems Corp.
Elizabeth Goode, 661/295-5600, ext. 2632
goodee@3dsystems.com

or

Self & Associates
Trudy Self, 909/336-5685 (investor relations) tmself@aol.com



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